Exhibit 99.1

 Tucows Reports Continuing Strong Financial Results

for the Third Quarter of 2015

– Quarter Highlighted by Record Revenue of $44.6 Million, Record Adjusted EBITDA of $7.0 Million and Net Earnings of $0.29 Per Share –

TORONTO, November 5, 2015 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, today reported its financial results for the third quarter ended September 30, 2015. All figures are in U.S. dollars.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended September 30, 2015 (unaudited)	3 Months Ended September 30, 2014 (unaudited)	9 Months Ended September 30, 2015 (unaudited)	9 Months Ended September 30, 2014 (unaudited)
Net revenue	44,552	38,874	127,909	108,865

Adjusted EBITDA[1]	7,030	4,920	19,280	11,509
Net income[2]	3,159	2,691	8,278	4,515
Net earnings per common share	$0.29	$0.24	$0.75	$0.40
Net cash provided by operating activities	6,783	5,014	11,957	6,110
1.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.
2.

As the Company expects to exceed its adjusted EBITDA target set for Fiscal 2015 under its overachievement bonus program, net income for the three and nine months ended September 30, 2015 include a provision of $0.2 million and $1.1 million, respectively, to recognize this higher performance.

Summary of Revenues and Cost of Revenues

(In Thousands of US Dollars)

	Revenue			Cost of Revenue
	3 Months Ended September 30, 2015 (unaudited)	3 Months Ended September 30, 2014 (unaudited)		3 Months Ended September 30, 2015 (unaudited)	3 Months Ended September 30, 2014 (unaudited)
Domain Services
Wholesale
OpenSRS Domain Service	21,137	21,880		17,613	18,230
Value-Added Services	2,405	2,350		357	576
Total Wholesale	23,542	24,230		17,970	18,806
Retail	3,154	2,687		1,427	1,197
Portfolio	1,315	2,208	[3]	172	189
Total Domain Services	28,011	29,125		19,569	20,192
Network Access Services	16,541	9,749		9,211	5,794

Network, other costs	-	-		1,421	1,139
Network, depreciation and amortization costs	-	-		336	172
Total revenue/cost of revenue	44,552	38,874		30,537	27,297
3.

Portfolio revenue for Q3 2014 includes the net amounts received from the previously announced confidential arrangements related to the Company’s withdrawal of its application under the ICANN New gTLD Program for .group.

“Continuing solid performance from our Domains business and increasing contribution from Ting Mobile resulted in a record quarter for both revenue and adjusted EBITDA1,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “The operating leverage in our business model contributed to 43% year-over-year growth in adjusted EBITDA for the quarter to a record $7.0 million, bringing our total for the first nine months of the year to $19.3 million, representing 68% growth from the same period last year and well above our total for all of 2014.”

Mr. Noss added, “We remain committed to returning to capital to our shareholders as we pursue sustainable long-term growth and during the third quarter invested nearly $10.0 million in the repurchase of our shares through our buyback program.”

Net revenue for the third quarter of 2015 increased 15% to $44.6 million from $38.9 million for the third quarter of 2014.

Adjusted EBITDA1 for the third quarter of 2015 increased 43% to $7.0 million from $4.9 million for the third quarter of 2014. Net income for the third quarter of 2015 increased to $3.2 million, or $0.29 per share, compared with $2.7 million, or $0.24 per share, for the third quarter of 2014.

Cash and cash equivalents at the end of the third quarter of 2015 were $11.9 million compared with $15.3 million at the end of the second quarter of 2015 and $13.6 million at the end of the third quarter of 2014. The decrease relative to the second quarter of 2015 is primarily the result of the Company’s use of $10.0 million during the third quarter of this year to repurchase 398,000 shares of its common stock under its ongoing share buyback program, as well as $0.7 million to acquire additional property and equipment, the majority of which was investment in expanding Ting Internet’s fiber footprint. These were partially offset by the generation of cash flow from operating activities during the quarter of $6.8 million.

NOTES:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance and to project our future earnings and cash flows, we typically disclose and discuss a non-GAAP financial measure, Adjusted EBITDA, on investor conference calls and related events that exclude non-cash and other charges as we believe that the non-GAAP information enhances investors’ overall understanding of our financial performance and the comparability of our operating results from period to period.

Adjusted EBITDA is one of the primary measures we use for planning and budgeting purposes, incentive compensation and to monitor and evaluate our financial and operating results. Since adjusted EBITDA is a non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because Adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Consolidated Statements of Cash Flows included in the attached financial statements. Non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Adjusted EBITDA excludes depreciation expense, amortization of intangibles, income tax provision, interest expense, interest income, stock-based compensation, asset impairment, net deferred revenue, which comprises the change in deferred revenue, net of prepaid domain name registry and other Internet services fees, to reflect the material amount of cash we collect and pay for domain registrations and other Internet services at the time of activation, unrealized foreign exchange gain/loss from the translation of monetary accounts denominated in non U.S. dollars to U.S. dollars as well as the revaluation of foreign exchange contracts and our foreign denominated assets and liabilities and infrequently occurring items listed in the itemized reconciliations between GAAP and non-GAAP financial measures included in this press release.

Conference Call

Tucows management will host a conference call today, Thursday, November 5, 2015 at 5:00 p.m. (ET) to discuss the Company’s third quarter 2015 results. Participants can access the conference call by dialing 1-888-231-8191 or 647-427-7450 or via the Internet at http://www.tucows.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the passcode 61908554 followed by the pound key. The telephone replay will be available until Thursday, November 12, 2015 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://www.tucows.com/investors.

About Tucows

Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com) manages over thirteen million domain names and millions of value-added services through a global reseller network of over 13,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows' corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, in particular, our expectations for Ting and its impact on our financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements, including the acceptance of Ting in the market. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

TUCOWS® is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Contact:

Lawrence Chamberlain

NATIONAL Equicom

(416) 848-1457

lchamberlain@national.ca